Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Molecular Templates, Inc.

Austin, Texas

We have audited the accompanying financial statements of Molecular Templates, Inc., which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Molecular Templates, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

As more fully discussed in Note 2 to the financial statements, the 2015 financial statements have been restated to correct misstatements related to accounting for warrants, stock compensation expense and income taxes. Our opinion is not modified with respect to this matter.

We also audited the adjustments described in Note 2 that were applied to restate beginning accumulated deficit and additional paid-in-capital as of January 1, 2015. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2014 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2014 financial statements as a whole.

As discussed in Note 4 to the financial statements, the Company has elected to change its method of accounting for Preferred Stock in 2016. Our opinion is not modified with respect to this matter.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP

Austin, Texas

February 22, 2017

Molecular Templates, Inc.

Balance Sheets

December 31,	2016	2015
		(Restated)
Assets

Current Assets
Cash and cash equivalents	$1,715,777	$4,244,792
Prepaid expenses and other current assets	126,727	209,371

Total Current Assets	1,842,504	4,454,163

Property and Equipment, net	334,438	174,629

Intangible Assets	920,766	332,977

Total Assets	$3,097,708	$4,961,769

Liabilities, Mezzanine Equity and Stockholders’ Deficit

Current Liabilities
Accounts payable	$934,258	$357,444
Accrued expenses	1,210,320	410,236
Deferred revenue	1,870,254	1,500,000
Current portion of capital lease obligations	35,596	18,693
Current portion of long-term debt	2,400,000	666,667
Related party debt (Note 6)	7,315,038	2,684,962

Total Current Liabilities	13,765,466	5,638,002

Capital Lease Obligations, net of current portion	53,297	4,615

Warrant Liabilities	48,634	33,777

Long-Term Debt, net of current portion	3,164,325	2,303,207

Total Liabilities	17,031,722	7,979,601

Commitments and Contingencies (Note 13)

Mezzanine Equity
Series A Preferred Stock	3,889,257	3,689,257
Series B Preferred Stock	5,480,130	5,173,658
Series C Preferred Stock	16,501,938	15,435,762

Total Mezzanine Equity	25,871,325	24,298,677

Stockholders’ Deficit	(39,805,339)	(27,316,509)

Total Liabilities, Mezzanine Equity and Stockholders’ Deficit	$3,097,708	$4,961,769

See accompanying notes to financial statements.

Molecular Templates, Inc.

Statements of Operations

Year Ended December 31,	2016	2015
		(Restated)
Grant Revenue	$1,879,746	$526,456

Operating Expenses
General and administrative	4,477,448	2,566,417
Research and development	8,016,636	3,340,937
Loss on disposal of equipment	4,766	1,847

Total Operating Expenses	12,498,850	5,909,201

Loss from Operations	(10,619,104)	(5,382,745)

Other Income (Expense)
Other income, net	18,660	24,096
Interest expense	(430,959)	(64,175)
Change in fair value of warrant liabilities	3,293	3,190

Total Other Income (Expense)	(409,006)	(36,889)

Loss Before Income Tax Benefit	(11,028,110)	(5,419,634)

Income Tax	—	—

Net Loss	(11,028,110)	(5,419,634)

Deemed Dividends on Preferred Stock	(1,572,648)	(1,572,648)

Net Loss Attributable to Common Shareholders	$(12,600,758)	$(6,992,282)

See accompanying notes to financial statements.

Molecular Templates, Inc.

Statements of Changes in Stockholders’ Deficit

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at December 31, 2014 (Restated)	301,163	$302	$343,718	$(20,779,873)	$(20,434,853)
Stock compensation expense	—	—	111,626	—	111,626
Deemed dividends on preferred stock	—	—	—	(1,572,648)	(1,572,648)
Net loss	—	—	—	(5,419,634)	(5,419,634)

Balance at December 31, 2015 (Restated)	301,163	302	455,344	(27,772,155)	(27,316,509)
Exercise of common stock options	2,140	1	2,478	—	2,479
Stock compensation expense	—	—	109,449	—	109,449
Deemed dividends on preferred stock	—	—	—	(1,572,648)	(1,572,648)
Net loss	—	—	—	(11,028,110)	(11,028,110)

Balance at December 31, 2016	303,303	$303	$567,271	$(40,372,913)	$(39,805,339)

See accompanying note to financial statements

Molecular Templates, Inc.

Statements of Cash Flows

Year Ended December 31,	2016	2015
		(Restated)
Cash Flows from Operating Activities
Net loss	$(11,028,110)	$(5,419,634)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	65,283	59,730
Loss on disposal of equipment	4,766	1,847
Stock compensation expense	109,449	111,626
Amortization of debt discount	12,601	6,838
Change in fair value of warrant liabilities	(3,293)	(3,190)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	83,644	(178,160)
Accounts payable	556,814	259,435
Accrued expenses	800,084	284,393
Deferred revenue	370,254	985,544

Net Cash Used in Operating Activities	(9,028,508)	(3,891,571)

Cash Flows from Investing Activities
Purchases of property and equipment	(101,015)	(33,935)
Increase in intangible assets	(587,789)	(254,080)

Net Cash Used in Investing Activities	(688,804)	(288,015)

Cash Flows from Financing Activities
Payments on capital lease obligations	(44,257)	(17,708)
Proceeds from issuance of long-term debt	3,000,000	3,000,000
Repayment of long-term debt	(400,000)	—
Proceeds from issuance of related party debt	4,630,076	2,684,962
Proceeds from exercise of common stock options	2,478	—

Net Cash Provided by Financing Activities	7,188,297	5,667,254

Net (Decrease) Increase in Cash and Cash Equivalents	(2,529,015)	1,487,668
Cash and Cash Equivalents—Beginning of Year	4,244,792	2,757,124

Cash and Cash Equivalents—End of Year	$1,715,777	$4,244,792

Supplemental Cash Flow Information
Cash paid for interest	$229,518	$63,353

Non-Cash Investing and Financing Activities
Deemed dividends on preferred stock	$1,572,648	$1,572,648
Capital lease additions to fixed assets	$109,843	$—
Fixed asset additions in accounts payable	$20,000	$—
Warrants issued with debt	$18,150	$36,962

See accompanying notes to financial statements.

Organization and Nature of Operations

Notes to Financial Statements

1.	Organization and Nature of Operations

Nature of the Business

Molecular Templates, Inc. (the “Company”) is clinical stage a biopharmaceutical company formed in 2009, with a differentiated protein platform for the development of new therapeutics in cancer and other diseases, headquartered in Austin, Texas. The initial development activities are focused on the research and development of lead compounds for a variety of cancers.

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

2.	Restatement of Financial Statements

Background

The Company restated certain balances as of and for the year ended December 31, 2015 to give effect to the following correction of errors:

a)	Accounting for warrants—to record liabilities associated with warrants issued in 2015 as debt discount; change in fair value of the warrant liabilities; and amortization of debt discount;

b)	Accounting for stock compensation expense—to record compensation expense for stock options issued to employees; and

c)	Accounting for deferred taxes—to record a valuation allowance against a deferred tax asset.

Impact of the Restatement

The cumulative effect of these adjustments on the Company’s previously reported stockholders’ equity was a decrease of $25,943 as of the beginning of the fiscal year ended December 31, 2015.

Certain amounts in the 2015 financial statements have been reclassified to conform to current period presentation. The following is a summary of the impact of the restatement on the Company’s balance sheet, statement of operations, statement of changes in stockholders’ equity, and statement of cash flows:

	As of December 31, 2015
	As Previously Reported		Adjustments	As Restated
Balance Sheet Data
Deferred tax asset, net	$25,943		$(25,943)	$—
Warrant liabilities	—		33,777	33,777
Long-term debt, net of current portion	2,333,333		(30,126)	2,303,207
Redeemable convertible preferred stock	—	*	24,298,677	24,298,677
Stockholders’ deficit	(2,988,239	)*	(24,328,270)	(27,316,509)

	Year Ended December 31, 2015
	As Previously Reported	Adjustments	As Restated
Statement of Operations Data
General and administrative	$2,447,953	$118,464	$2,566,417
Change in fair value of warrant liabilities	—	(3,190)	(3,190)

Cash Flow Data
Net loss	$(5,304,360)	$(115,274)	$(5,419,634)
Stock compensation expense	—	111,626	111,626
Change in fair value of warrant liabilities	—	(3,190)	(3,190)
Amortization of debt discount	—	6,838	6,838

*	The Company elected to reclassify the redeemable convertible preferred stock to mezzanine equity in 2016. Stockholders’ Deficit has been adjusted to reflect the reclassification of redeemable convertible preferred stock of $24,298,667, which includes a cumulative adjustment of $4,767,371 to record preferred stock at its redemption value at December 31, 2015.

3.	Liquidity and Going Concern

The Company has incurred significant net losses and negative cash flows from operations since inception, and as a result has an accumulated deficit of approximately $40.4 million at December 31, 2016. The Company expects to incur a net loss and negative cash flows from operations in 2017 and the foreseeable future. The Company’s management believes that successful achievement of the Company’s business objectives will require additional financing. Given these conditions, there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements have been prepared on a going concern basis and do not include any adjustments that might result from these uncertainties.

The Company expects to raise capital through a variety of sources, which may include the public equity market, private equity financing, collaborative arrangements, licensing arrangements and/or public or private debt. However, additional funding may not be available when needed or on terms acceptable to the Company. If the Company is unable to obtain additional capital, it may be required to curtail its business activities until it can obtain adequate financing.

4.	Summary of Significant Accounting Policies

Reclassifications

Certain amounts in the financial statements for prior periods have been reclassified to conform to current period presentation.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers temporary investments with original maturities of three months or less from date of purchase to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents with a limited number of high quality financial institutions and may exceed the amount of insurance provided on such deposits. The Company is also subject to risk related to concentrations in grant revenue. During the years ended December 31, 2016 and 2015, one grant provided 100% and 98% of the Company’s grant revenue, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Major additions and improvements are capitalized while maintenance and repairs that do not improve or extend the useful life of the respective asset are expensed. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from five to seven years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets.

Intangible Assets

The Company capitalizes patent application costs that are expected to have a future benefit to the Company. These costs will be amortized over the expected life of the patent.

Impairment of Long-Lived Assets

When events, circumstances and/or operating results indicate that the carrying values of long-lived assets might not be recoverable through future operations, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value is estimated based upon internal evaluation of each asset that includes quantitative analyses of net revenue and cash flows, review of recent sales of similar assets and market responses based upon discussions in connection with offers received from potential buyers. Certain factors used for this nonrecurring fair value measurement are considered Level 3 inputs. Management determined there was no impairment during the years ended December 31, 2016 and 2015.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, the related services have been performed, the price is fixed and determinable and collectability is reasonably assured. The Company receives funds from state and city financial assistance programs. The state award is a conditional cost reimbursement grant and revenue is recognized as allowable costs are incurred. The revenue from the city award was recognized when the performance conditions were met. The Company recognized approximately $1.9 million and $0.5 million in grant revenue under these awards during the years ended December 31, 2016 and 2015, respectively. Amounts collected in excess of revenue recognized are recorded as deferred revenue.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Accounting for Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The Company determines its deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities, which are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in the financial statements and provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The Company’s policy for recording interest and penalties associated with uncertain tax positions is to record such items as a component of tax expense. The Company has not recognized any material uncertain tax positions for the years ended December 31, 2016 and 2015.

The Company files income tax returns in the U.S. federal, New Jersey and Texas jurisdictions. As of December 31, 2016, the statute of limitations for assessment by the Internal Revenue Service (“IRS”) is open for the 2013 and subsequent tax years, although carryforward attributes that were generated for tax years prior to then may still be adjusted upon examination by the IRS if they either have been, or will be, used in a future period. The 2012 and subsequent tax years remain open and subject to examination by the State of New Jersey and the State of Texas. There are currently no federal or state income tax audits in progress.

Stock-Based Compensation

The Company accounts for its stock-based compensation awards in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the statements of operations based on their grant date fair values. The Company estimates the grant date fair value of each option award using the Black-Scholes option-pricing model. The use of the Black-Scholes option-pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. The Company recognizes stock-based compensation expense, net of estimated forfeitures, equal to the grant date fair value of stock options over the requisite service period.

Preferred Stock

The Company’s Series A, B and C Convertible Preferred Stock (collectively known as “Preferred Stock”) allows the holders to require the company to redeem their shares after achievement of specified certain milestones. Certain of the redemption features are outside the Company’s control, and as a result, the Preferred Stock has been reflected in the balance sheet as mezzanine equity.

Effective January 1, 2016, the Company changed its accounting policy related to the Preferred Stock. The Company had previously reported Preferred Stock as a component of Stockholders’ Equity, but now presents Preferred Stock in mezzanine equity. The Company applied this change retrospectively, and as a result, an adjustment of $24,298,667 to record Preferred Stock at its redemption value, was made to the previously reported December 31, 2015 financial statements. Additionally, as a result of the accounting change, accumulated deficit as of January 1, 2015 increased from $17,297,022, as originally reported, to $20,779,873, to reflect the adjustment to record the Preferred Stock at its redemption value on January 1, 2015.

Warrants

In conjunction with various financing transactions, the Company issued warrants to purchase the Company’s Series C Preferred Stock that require liability classification.

The Company estimates the fair value of the warrants at each reporting period using Level 3 inputs. The estimates in valuation models are based, in part, on subjective assumptions, including but not limited to stock price volatility, the expected life of the warrants, the risk-free interest rate and the fair value of the Series C Preferred Stock underlying the warrants, and could differ materially in the future. Changes in the fair value of the warrant liability from the prior period are recorded as a component of other income and expense. The Company will continue to adjust the fair value of the warrant liability at the end of each reporting period for changes in fair value from the prior period until the earlier of the exercise or expiration of the applicable warrant.

Research and Development Costs

Research and development costs are expensed as incurred.

Recently Issued Accounting Pronouncements

In May 2014 and August 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (“ASU”) No. 2014-09 and No. 2015-14, Revenue from Contracts with Customers, which supersede the revenue recognition requirements in ASC 605, Revenue Recognition, and most industry-specific guidance included in the ASC. The standard requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The standard is effective retrospectively for fiscal years beginning after December 15, 2018 and early adoption is permitted. The Company is in the process of evaluating the impact the new standard will have on its financial statements.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related footnote disclosures in certain circumstances. This amendment is effective for fiscal years, and interim periods within those fiscal years, ending after December 15, 2016. The adoption of this accounting pronouncement required management to perform this assessment.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for annual periods beginning after December 15, 2015 and interim periods within those annual periods. Retrospective application is required and early adoption is permitted. The adoption of ASU 2015-03 only impacts balance sheet classification; therefore, it did not have a material impact on the Company’s financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which simplifies the presentation of deferred income taxes by requiring that deferred tax assets and liabilities be classified as noncurrent in the balance sheet. ASU 2015-17 becomes effective for interim and annual periods beginning after December 31, 2016. The Company does not anticipate that this pronouncement will have a material impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires the recognition of lease assets and lease liabilities by lessees for all leases, including leases previously classified as operating leases, and modifies the classification criteria and accounting for sales type and direct financing leases by lessors. Leases continue to be classified as finance or operating leases by lessee and both classifications require the recognition of a right-of-use asset and a lease liability, initially measured at the present value of the lease payments in the statement of financial position. Interest on the lease liability and amortization of the right-of-use asset are recognized separately in the statement of operations for finance leases and as a single lease cost recognized on the straight-line basis over the lease term for operating leases. The standard is effective using a modified retrospective approach for fiscal years beginning after December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact the standard will have on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as classification in the statement of cash flows. For public entities, ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those annual periods beginning after December 15, 2018. The Company is currently evaluating the impact this guidance will have on its financial statements.

5.	Property and Equipment

Property and equipment consisted of the following:

December 31,	2016	2015
Lab equipment	$488,212	$335,172
Leasehold improvements	47,808	107,906
Furniture and fixtures	32,828	47,952
Computer and equipment	34,886	25,658

	603,734	516,688
Less: accumulated depreciation and amortization	(269,296)	(342,059)

Property and Equipment, net	$334,438	$174,629

Depreciation and amortization expense totaled approximately $65,000 and $60,000 for the years ended December 31, 2016 and 2015, respectively.

6.	Related-Party Transactions

During the years ended December 31, 2016 and 2015, the Company received an aggregate of approximately $4,630,000 and $2,685,000, respectively, from stockholders under secured convertible promissory notes (the “Notes”). All of the Notes issued in 2016 and 2015 have the same terms. The Notes are subordinate to the long-term debt due to a bank and accrue interest at a rate of 5.0% per annum, which is due with all unpaid principal on the maturity date of September 7, 2017. Accrued and unpaid interest related to the Notes totaled approximately $201,000 as of December 31, 2016 and is included with accrued expenses on the balance sheet. All outstanding principal and accrued interest is automatically convertible at 80% of the fair value price per share of preferred stock sold in a Qualified Equity Financing, as defined (the “Conversion Discount”). If the Notes remain outstanding beyond September 7, 2017, the Conversion Discount will automatically increase by 5% on September 8, 2017 (the “First Discount Increase Date”). Thereafter, on each consecutive three-month anniversary of the First Discount Increase Date, the Conversion Discount will automatically increase by additional successive 5% increments. If a Qualified Equity Financing does not occur or a Liquidation Event, as defined, occurs prior to September 7, 2017, the holders of the Notes have the right to convert the Notes into shares of Series C-1 Preferred Stock at $3.81 per share. The Conversion Discount represents a contingent beneficial conversion feature and will be accounted for when the contingency is resolved. The Notes are supported by an underlying note purchase agreement (the “Agreement”), which allows for aggregate principal borrowings of up to $10,000,000.

The Company incurred expenses to a stockholder for consulting fees which totaled approximately $60,000 for each of the years ended December 31, 2016 and 2015 included in general and administrative expenses.

7.	Borrowing Arrangements

The Company is obligated under a loan and security agreement with a bank which allows for aggregate borrowings of up to $6,000,000, subject to the Company’s achievement of certain milestones (the “Growth Capital Loan”). The Company borrowed an aggregate of $3,000,000 under the Growth Capital Loan during each of the years ended December 31, 2016 and 2015. The Company made monthly interest-only payments at an annual rate equal to 1.19% above the Prime Rate. Beginning November 1, 2016, the Company paid the first of 30 consecutive equal monthly payments of principal plus interest. The Company paid approximately $400,000 in principal and $220,000 in interest in 2016 and $0 in principal and interest in 2015. The Growth Capital Loan matures on April 30, 2019 and is secured by substantially all assets of the Company. The Company does not have any financial loan covenants related to the Growth Capital Loan. As of December 31, 2016 and 2015, the Company was in compliance with the non-financial covenants of the Growth Capital Loan.

Future required principal payments on the Notes (see Note 6) and the Growth Capital Loan were as follows as of December 31, 2016:

Year Ending December 31,
2017	$9,715,038
2018	2,400,000
2019	800,000

Total debt	12,915,038
Debt discount and deferred finance costs	(35,675)

Total debt, net	$12,879,363

8.	Common Stock

The following is a summary of the Company’s common stock as of December 31, 2016 and 2015:

	Par Value	Shares Authorized	Shares Issued and Outstanding
			December 31,
			2016	2015
Common Stock	$0.001	11,048,874	303,303	301,163

9.	Mezzanine Equity

Redeemable Convertible Preferred Stock

The following is a summary of the Company’s redeemable convertible preferred stock as of December 31, 2016 and 2015 (collectively, the “Preferred Stock”):

	Par Value	Shares Authorized	Shares Issued and Outstanding
			December 31,
			2016	2015
Series A Preferred Stock	$0.001	2,500,000	2,500,000	2,500,000
Series B Preferred Stock	$0.001	2,273,531	2,273,531	2,273,531
Series C Preferred Stock	$0.001	4,391,748	4,342,874	4,342,874

		9,165,279	9,116,405	9,116,405

The following table presents changes in the Preferred Stock:

	Series A Preferred	Series B Preferred	Series C Preferred	Total
Balance at December 31, 2014	$3,489,257	$4,867,186	$14,369,586	$22,726,029
Deemed dividends on Preferred Stock	200,000	306,472	1,066,176	1,572,648

Balance at December 31, 2015	3,689,257	5,173,658	15,435,762	24,298,677
Deemed dividends on Preferred Stock	200,000	306,472	1,066,176	1,572,648

Balance at December 31, 2016	$3,889,257	$5,480,130	$16,501,938	$25,871,325

Voting

The holders of the Preferred Stock are entitled to vote together with the holders of common stock on all matters submitted to stockholders for a vote. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

Dividends

The holders of Preferred Stock are entitled to receive dividends when, as and if declared by the Board of Directors and out of funds legally available, prior and in preference to any declaration or payment of any dividend on the Company’s common stock. Dividends accrue at an annual rate of $0.08 per share for Series A Preferred Stock, $0.1348 per share for Series B Preferred Stock, and $0.2455 per share for Series C Preferred Stock, and are cumulative. As of December 31, 2016 and 2015, accumulated but undeclared and unpaid dividends were approximately $6,340,000 and $4,767,000, respectively.

Liquidation

The Series C Preferred Stock is senior to the Series A and Series B Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of the Company (as defined), either voluntarily or involuntarily. The holders of Series A, B and C Preferred Stock are entitled to receive $1.00, $1.6851 and $3.0639 per share, respectively, plus all declared or accrued (whether or not declared) but unpaid dividends, or such lesser amount as may be approved by the holders of at least two-thirds of the then-outstanding shares of such stock, payable in preference and priority to any payments made to the holders of the then-outstanding common stock.

Redemption

The Preferred Stock is redeemable in two equal annual installments at the election of the holders of 80% of the then-outstanding shares of Preferred Stock at any time after the sixth anniversary of the original issue date. The redemption price for the Series A, B, and C Preferred Stock will be an amount per share equal to $1.00, $1.6851 and $3.0693, respectively, plus all declared or accrued and unpaid dividends thereon. The value of the Preferred Stock is being accreted up to redemption value from the date of issuance to the earliest redemption date of the instrument. Changes in the redemption value are recognized as they occur and reported as a deemed dividend on the preferred stock. The carrying value of the stock is adjusted to the redemption value at the end of the reporting period. If the Preferred Stock had been redeemed on December 31, 2016, the redemption value would have been approximately $25,870,000.

Conversion

Each share of Series A, B and C Preferred Stock, is convertible at the option of the holder, at any time after the date of issuance into a number of shares of common stock as determined by dividing $1.00, $1.6851 or

$3.0693, respectively, by the conversion price in effect at the time. The initial conversion prices of the Series A, B, and C Preferred Stock are $1.00, $1.6851 and $3.0693, respectively, and are subject to adjustment (as defined by the agreement). Conversion is automatic upon the earlier of (i) the Company’s sale of common stock in a firm commitment underwritten public offering in which the public offering price exceeds $15.3465 per share and the aggregate gross proceeds raised is at least $50,000,000, or (ii) upon written request from the holders of 80% of the Preferred Stock then outstanding. At the commitment date, the fair value of common shares was less than the conversion price; therefore, there was no beneficial conversion feature at issuance.

10.	Warrants

In 2015 and 2016, the Company issued warrants to the lender in conjunction with the Growth Capital Loan. The holder of the warrants is entitled to purchase one share of Series C Convertible Preferred Stock for $3.0693 for each warrant. When issued, the fair value of the warrants was recorded as a debt discount. The Company had the following warrants outstanding and exercisable at December 31, 2016:

	Number of Shares	Exercise Price	Expiration Date
Series C Preferred Stock	14,254	$3.0693	April 7, 2024
Series C Preferred Stock	17,310	$3.0693	April 30, 2025
Series C Preferred Stock	17,310	$3.0693	April 29, 2026

The Company utilizes the Black Scholes model to value the liability classified warrants. The estimated fair value of the warrants is determined using Level 3 inputs. Inherent in the Black Scholes model are key inputs related to stock price, exercise price, expected term, risk-free interest rate, expected volatility, and dividend yield.

11.	Fair Value Measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value accounting requires characterization of the inputs used to measure fair value into a three-level fair value hierarchy as follows:

Level 1—Inputs based on quoted prices in active markets for identical assets or liabilities. An active market is a market in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2—Observable inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent from the entity.

Level 3—Unobservable inputs that reflect the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available.

Fair value measurements are classified based on the lowest level of input that is significant to the measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the assets and liabilities and their placement within the fair value hierarchy levels. The determination of the fair values stated below takes into account the market for the Company’s financials, assets and liabilities, the associated credit risk and other factors as required. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

The carrying amounts of cash and cash equivalents and accounts payable approximate their fair values due to the short-term maturities of these instruments. The carrying value of the Company’s debt approximates its fair value based on market prices of similar borrowings available.

The fair value of the Company’s warrant liabilities at inception and for subsequent mark-to-market fair value measurements are based on management’s valuation model and expectations with respect to the method and timing of settlement. These estimates are prepared using models that consider various inputs including: (a) the Company’s estimated future cash flows, (b) time value, and (c) current market conditions, as well as other relevant economic measures. The Company has determined that the warrant liability fair values are Level 3 items within the fair value hierarchy.

The following table presents the changes in the warrant liabilities:

Warrant Liabilities
Balance at December 31, 2014	$—
Fair value of Series C warrants issued	36,967
Changes in fair value of warrants	(3,190)

Balance at December 31, 2015	33,777
Fair value of Series C warrants issued	18,150
Changes in fair value of warrants	(3,293)

Balance at December 31, 2016	$48,634

12.	Stock-Based Compensation

The 2009 Stock Plan (the “Plan”) provides for the issuance of incentive stock options, nonqualified stock options and restricted stock to employees, directors and consultants of the Company. The maximum number of shares of common stock that may be issued over the term of the Plan may not exceed 1,452,268 shares. The Company has reserved a sufficient number of shares of common stock to permit exercise of options in accordance with the terms of the Plan. The form of the options to be granted under the Plan will be determined by the Company’s Board of Directors at the time of grant. Options generally vest according to a five-year vesting schedule, with 20% of the shares vesting on the one-year anniversary and equal monthly vesting installments thereafter.

A summary of stock option activity during the year ended December 31, 2016 follows:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Options Outstanding, December 31, 2015	1,303,749	$0.63	6.6	$886,549
Issued	45,000
Exercised	(2,140)
Cancelled	(15,438)

Options Outstanding, December 31, 2016	1,331,171	$0.65	5.7	$878,573

Options Vested and Exercisable, December 31, 2016	853,761	$0.51	4.6	$683,009

There were no stock options granted during the year ended December 31, 2015. The assumptions used to calculate the fair value of options granted during the year ended December 31, 2016 under the Black-Scholes pricing model were as follows:

Black Scholes Inputs
Expected dividends	0.00%
Expected volatility	76.00%
Risk-free interest rate	1.25%
Expected term	5 years
Weighted average fair value	$1.31

The expected term of employee stock options represents the weighted-average period that the options are expected to remain outstanding. The risk-free interest rate is based on the U.S. Treasury constant maturity interest rate with a term consistent with the expected life of the options. The expected volatility was based on comparable companies’ common stock in the same industry over a historical period which approximates the expected term of the options issued. The dividend yield assumption is based on the Company’s expectation of no dividend payouts.

As of December 31, 2016, total unrecognized compensation cost related to unvested stock option awards was approximately $112,000 and the related weighted average period over which it is expected to be recognized was 1.34 years.

13.	Commitments and Contingencies

The Company is obligated under operating lease agreements covering the Company’s office facilities. Facilities expense under the operating leases was approximately $288,000 and $198,000 for the years ended December 31, 2016 and 2015, respectively.

Future minimum payments due under the operating lease agreements at December 31, 2016 were as follows:

Year Ending December 31,
2017	$556,298
2018	873,036
2019	932,196
2020	851,051
2021	883,946
2022	373,757

$4,470,284

The Company leases laboratory equipment under non-cancelable capital lease agreements. As of December 31, 2016 and 2015, laboratory equipment under capital leases included in property and equipment totaled approximately $136,000 and $43,000, respectively, net of accumulated amortization of approximately $44,000 and $27,000, respectively.

Future minimum capital lease payments consisted of the following at December 31, 2016:

Year Ending December 31,
2017	$40,679
2018	33,993
2019	11,739
2020	11,739

98,150
Less: amount representing interest	(9,257)

88,893
Current portion of capital lease obligations	(35,596)

Capital Lease Obligations, net of current portion	$53,297

14.	Income Taxes

The Company recorded no provision for income taxes for the years ended December 31, 2016 and 2015 due to reported net losses in each year.

A reconciliation of the expected income tax (benefit) expense computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the years ended December 31, 2016 and 2015:

Year Ended December 31,	2016	2015
		(Restated)
Income tax benefit computed at federal statutory tax rate	$(3,749,558)	$(1,842,676)
Change in valuation allowance	3,952,307	1,972,608
Research credits	(308,186)	(168,682)
Other	105,437	38,750

Total	$—	$—

During the years ended December 31, 2016 and 2015, the Company had no interest and penalties related to income taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has established a valuation allowance due to uncertainties regarding the realization of deferred tax assets based upon the Company’s lack of earnings history. During the year ended December 31, 2016, the valuation allowance increased by $3,952,307. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2016 and 2015 are as follows:

December 31,	2016	2015
Net operating loss carryforwards	$10,445,731	$6,703,130
Credit carryforwards	965,084	636,549
Deferred revenue	635,886	510,000
Depreciation and amortization	(328,537)	(104,836)
Accrued liabilities	8,500	12,964
Stock compensation	8,008	4,207

	11,734,672	7,762,014
Less: valuation allowance	(11,734,672)	(7,762,014)

Total Deferred Tax Assets	$—	$—

As of December 31, 2016 and 2015, the Company had net operating loss carryforwards of $30,722,737 and $19,715,092, respectively, and federal research and development tax credit carryforwards of $884,988 and $576,802, respectively, for federal purposes, and Texas research and development tax credit carryforwards of $121,358 and $90,525, respectively. The net operating loss and tax credit carryforwards will expire in varying amounts, beginning in 2029 if not utilized. Utilization of the carryforward(s) may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously or that could occur in the future, as provided by Section 382 of the Internal Revenue Code of 1986 (“Section 382”), as well as similar state provisions. Ownership changes may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382, results from transactions that increase the ownership of stockholders who own at least 5% of the stock of a corporation by more than 50% in the aggregate over a three-year period. The Company has not performed a study to determine whether any ownership change has occurred since the Company’s formation through December 31, 2016. The Company’s ability to utilize existing carryforwards could be substantially restricted if an ownership change has occurred or will occur.

15.	Subsequent Events

The Company has evaluated subsequent events through February 22, 2017, the date the financial statements were available to be issued.

In January 2017, the Company borrowed approximately $2,184,000 from a stockholder under the note purchase agreement (see Note 6).